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CUSIP No. 3033R108                                          PAGE 1 OF 6 PAGES
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Evergreen Solar, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   3033R 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 21, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                      [ ] Rule 13d-1(b)
                                      [X] Rule 13d-1(c)
                                      [ ] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



---------- ---------------------------------------------------------------------

  1        NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Massachusetts Technology Park Corporation
           04-277-3673
---------- ---------------------------------------------------------------------

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [  ]
                                                                      (b) [  ]
---------- ---------------------------------------------------------------------

  3        SEC USE ONLY
---------- ---------------------------------------------------------------------

  6        CITIZENSHIP OR PLACE OF ORGANIZATION

           Massachusetts


--------------------------- ----- ----------------------------------------------

                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  2,433,820
       BENEFICIALLY
      OWNED BY EACH         ----- ----------------------------------------------
        REPORTING
          PERSON            6     SHARED VOTING POWER
           WITH
                                  0
                            ----- ----------------------------------------------

                            7     SOLE DISPOSITIVE POWER

                                  2,433,820
                            ----- ----------------------------------------------

                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------- ----- ----------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,433,820
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                               [   ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.1% (1)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           CO
---------- ---------------------------------------------------------------------

(1) Based on 47,523,287 shares of the Issuer's common stock outstanding as of June 21, 2004 as reported on Form S-3 filed by the Issuer on July 9, 2004.

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CUSIP No. 3033R108                                          PAGE 3 OF 6 PAGES
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Item 1(a).        Name of Issuer:
                  ---------------

                  Evergreen Solar, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  138 Bartlett Street, Marlboro, Massachusetts 01752

Item 2(a).        Name of Persons Filing:
                  -----------------------

                  Massachusetts Technology Park Corporation

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------

                  75 North Drive, Westborough, MA 01581

Item 2(c).        Citizenship.
                  ------------

                  Massachusetts

Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  common stock, par value $.01 per share ("Common Stock").

Item 2(e).        CUSIP Number:
                  -------------

                  3033R 10 8

Item 3.           If this statement is filed pursuant to Rules 13d-1(b) or
                  --------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  ------------------------------------------------------

                  Not applicable.

Item 4.           Ownership.
                  ----------

                (a)     Amount Beneficially Owned:
                        --------------------------

                        Massachusetts Technology Park Corporation beneficially owns 2,433,820 shares of Common Stock of the Issuer.

                (b)     Percent of Class:
                        -----------------

                        5.1% (1)

                (c)     Number of shares as to which such person has:
                        ---------------------------------------------

                        (i)     Sole power to vote or to direct the vote:

                                2,433,820

                        (ii)    Shared power to vote or to direct the vote:

                                0

                        (iii)   Sole   power  to   dispose   or  to  direct  the
                                disposition of:

                                2,433,820

                        (iv)    Shared   power  to   dispose   or   direct   the
                                disposition of:

                                0

Item 5.           Ownership of Five Percent or Less of a Class.
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  -------

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company or Control Person.
                  --------------------------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ----------------------------------------------------------

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.
                  -------------------------------

                  Not Applicable.

Item 10.          Certifications.
                  ---------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(1) Based on 47,523,287 shares of the Issuer's common stock outstanding as of June 21, 2004 as reported on Form S-3 filed by the Issuer on July 9, 2004.

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CUSIP No. 3033R108                                          PAGE 6 OF 6 PAGES
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                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November  23, 2004
                                 MASSACHUSETTS TECHNOLOGY PARK CORPORATION



                                 By:  /s/ Phillip F. Holahan
                                      ----------------------
                                      Name:  Phillip F. Holahan
                                      Title: Deputy Executive Director



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